Exhibit 10.25

BK 2335 PG 0081	FILED ELECTRONICALLY
CHATHAM COUNTY NC
LUNDAY A. RIGGSBEE
REGISTER OF DEEDS
	FILED	Nov 14, 2022
	AT	02:43:41 PM
	BOOK	02335

To be recorded in:
Chatham County, North Carolina

Prepared by and after recording return to:

John Cooke, Esq.

Womble Bond Dickinson (US) LLP

Suite 1100, 555 Fayetteville Street

Raleigh, NC 27601

START PAGE	0081
END PAGE	0114
INSTRUMENT#	12863
EXCISE TAX	$0.00

OPTION TO PURCHASE REAL ESTATE

This Option to Purchase Real Estate (this “Agreement”) is made and delivered effective as of November 8, 2022, by and between the following:

VinFast Manufacturing US, LLC, a North Carolina limited liability company, whose address is 1686 VinFast Drive, Moncure, NC 27559 (“Seller”); and

North Carolina Department of Commerce, a department of the State of North Carolina, whose address is 301 North Wilmington Street, Raleigh, NC 27601-4301 (“Buyer”).

1.    THE PROPERTY. Seller is the record title owner of fee simple title to the real property located in Chatham County, North Carolina, that is described on Exhibit A attached hereto and incorporated herein by reference. For the purposes of this Agreement and as depicted on the map attached hereto as Exhibit B and incorporated herein by reference, such property has been divided into separate lots or parcels identified and described on Exhibit A and Exhibit B as Parcel A, Parcel BI and Parcel B2 (together, Parcel B), and Parcel C, each referred to as a “Parcel” or collectively as the “Parcels”, or specifically as “Parcel A”, “Parcel B” and “Parcel C”, as applicable.

Seller and Buyer acknowledge that currently, Parcel A, Parcel B and Parcel C do not exist as legally divided parcels and that such parcels would only be formally subdivided by the recording of a subdivision plat, whether one or more. Within thirty (30) days after the exercise of an option granted under this Agreement, Seller, at Seller’s expense, agrees to cause to be prepared a subdivision plat that depicts any Parcel that is the subject of the option at that time and the remaining property of Seller, including the location of any Access Rights that are to be established as provided under Section 4(c) of this Agreement. Any subdivision plat shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld or delayed, and subject to the approval thereof by the applicable local government as being in compliance with the applicable subdivision ordinance and suitable for recording, which approval Seller shall seek and obtain as quickly as is reasonably possible. Such approved and recorded subdivision plat shall be recorded at Seller’s expense and shall be the basis for the description of the Parcel to be conveyed by Seller to Buyer. Provided, however, nothing in this Agreement regarding the formal subdivision of Seller’s property shall be construed to require the preparation and recordation of a subdivision plat if Buyer, at Buyer’s option, is able to confirm that the conveyance of a Parcel by Seller to Buyer using a metes and bounds description of the Parcel qualifies for an exemption from the applicable subdivision ordinance, in which case such metes and bounds legal description shall be the basis for the description of the Parcel to be conveyed by Seller to Buyer.

WED (US) 56342984v4

submitted electronically by “Womble Bond Dickinson (US) LLP”

in compliance with North Carolina statutes governing recordable documents and the terms of the submitter agreement with the Chatham county Register of Deeds.

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2.    GRANT AND TERM OF OPTION. In consideration of the benefits that accrue to Seller under the Job Development Investment Grant awarded to Seller, the terms of which are governed by a Community Economic Development Agreement entered into by Seller, and the Site Development Agreement entered into by Seller (as may be amended, collectively referred to as the “Economic Incentive Agreements”) and the payment of $1.00 and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby grants unto Buyer the exclusive right and option (the “Option”) to purchase Parcel A, Parcel B and Parcel C, as applicable, exercisable one or more times upon and subject to the terms and provisions of this Agreement. The duration of this Agreement will terminate on the date that is twelve (12) years after the date of this Agreement (the “Termination Date”), subject to the extension of the Termination Date as provided elsewhere in this Agreement. Such termination shall be effected without further action or documentation required by either party.

3.    EXERCISE OF OPTION. Buyer must exercise the Option by giving written notice to Seller, at any time on or before the Termination Date, of Buyer’s exercise of the Option to purchase Parcel A, Parcel B and/or Parcel C, as applicable. The Option may be exercised by Buyer, one or more times, as applicable, upon the following conditions:

(a)    Failure to Meet Company Schedule

(i)    Upon the failure by Seller to commence or substantially complete, as applicable, the work for Parcel A by the respective dates set forth in the Company Schedule attached hereto as Exhibit C, Buyer may exercise the Option at any time thereafter with respect to Parcel A, Parcel B and/or Parcel C; provided, however, that in the event of any default by Seller in the performance of its duties to begin or complete, as applicable, the work for Parcel A as provided in the Company Schedule, Buyer will provide written notice of the default to Seller and will specify a period of not less than sixty (60) calender days in which Seller shall have a right to cure the default; provided, however, such cure period shall be extended if and only if (1) a default cannot reasonably be cured by Seller within the cure period provided in the written notice of default, (2) Seller notifies Buyer of such fact by no later than the end of the cure period provided in the written notice of default, (3) within the cure period provided in the written notice of default, Seller accomplishes these actions: (i) Seller commences such cure as is necessary for Seller not be in default of the Company Schedule and (ii) Seller delivers a written statement to Buyer describing the actions Seller has taken and will take to cure the default and the date Seller anticipates it will no longer be in default of the Company Schedule, and (4) Seller thereafter diligently and continuously pursues the cure to its default of the Company Schedule until it is no longer in default. If Seller does not cure such failure within the cure period provided by Buyer in the written notice of default or within the extended cure period as provided herein, the Option may be exercised by Buyer at any time after the end of such initial cure period or after the end of the extended cure period, as applicable.

(ii)    Notwithstanding the above, the total, cumulative duration of any such cure period or cure periods shall not be extended longer than eighteen (18) months without the written approval of the extension period by Buyer, which approval shall be in Buyer’s sole and exclusive discretion. Any extension (whether one or more) of the date for the performance of any component of the Company Schedule under these provisions shall operate to automatically extend (1) the date for the performance of each of the remaining components of the Company Schedule and (2) the Termination Date of the Option for the same amount of time; provided, however, Buyer and Seller acknowledge that it is their understanding, expectation and intent that in no event may the total, cumulative duration of any such extension or extensions exceed

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(iii)    Notwithstanding the above, Buyer is not required to give Seller notice and a right to cure in the event that Seller fails to commence or substantially complete, as applicable, a component of the Company Schedule for which notice of default and a right to cure has already been provided by the date that performance thereof may have been extended pursuant to the provisions of this Section 3.

(iv)    Seller agrees to provide periodic updates to Buyer as to Seller’s progress in meeting the Company Schedule, as well as additional information as may be requested.

(b)    Failure to Meet December 31, 2026 Goals. Upon the failure by Seller to create 1,750 Eligible Positions (as that term is defined in the Economic Incentive Agreements) determined in accordance with Seller’s performance under the Economic Incentive Agreements, by December 31, 2026, then Buyer may exercise the Option at any time thereafter with respect to Parcel A, Parcel B and/or Parcel C; provided however that if Seller has made a Material Investment on Parcel A by December 31, 2026, then Buyer may not exercise the Option with respect to Parcel A.

The term “Material Investment” as used in this Agreement means $500 million of building or development expenses with respect to Parcel A, $100 million of building or development expenses with respect to Parcel B and $50 million of building or development expenses with respect to Parcel C, but does not include any amount for the purchase price paid by Seller for Parcel A, Parcel B or Parcel C.

(c)    Failure to Meet December 31, 2028 Goals. Upon the failure by Seller to create 3,875 Eligible Positions by December 31, 2028, Buyer may exercise the Option at any time thereafter with respect to Parcel A, Parcel B and/or Parcel C; provided however that if Seller has made a Material Investment on Parcel A or Parcel B by December 31, 2028, then Buyer may not exercise the Option with respect to any parcel upon which a Material Investment has been made.

(d)    Failure to Meet December 31, 2032 Goals. Upon the failure by Seller to create 6,000 Eligible Positions by December 31, 2032, Buyer may exercise the Option at any time thereafter with respect to Parcel C; provided however that if Seller has made a Material Investment on Parcel C by December 31, 2032, then Buyer may not exercise the Option with respect to Parcel C.

4.    CLOSING AND CLOSING DATE.

(a)    Closing Date. If the Option is so exercised by Buyer, whether one or more times, in a proper and timely manner, Buyer and Seller shall close the sale and conveyance of Parcel A, Parcel B and/or Parcel C, as applicable, within six (6) months after the date Buyer gives notice of the exercise of the Option, on a date and at a time and location designated by Buyer (the “Closing Date”). At such closing, Seller shall convey Parcel A, Parcel B and/or Parcel C, as applicable, to Buyer, and Buyer shall acquire Parcel A, Parcel B and/or Parcel C, as applicable, from Seller on and subject to the terms and conditions of this Agreement.

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(b)    Escrow Closing; Delivery of Documents. It is contemplated that the closing will take place in escrow with a title insurance company selected by Buyer acting as the escrow agent and that each party will execute and deliver any required closing documents and pat any required funds into escrow on or prior to the Closing Date, without requiring either party to appear in person for the closing. On or before the Closing Date, Seller shall deliver into escrow following: (i) a duly acknowledged and executed special warranty deed as to the Parcel being acquired by Buyer in proper form for recording, subject to no liens, claims or encumbrances except (A) ad valorem real property taxes assessed against the Property for the calendar year in which the Closing occurs, (B) utility easements of record or located thereon and other easements of record imposed for the ultimate or mutual benefit of the Parcels, (C) other matters that will not materially hinder Buyer’s intended use of the Parcels or the value of the Parcels, (D) any matters that would be disclosed by an ALTA/ACSM Survey of the Parcels, or (E) such title defects to which Buyer waives or is deemed to have waived pursuant to Section 6 below (collectively, the “Permitted Exceptions”); (ii) such affidavits, documents, instruments and other information as Buyer may reasonably require or Buyer’s title insurer may reasonably require as a condition to issuance of a title insurance policy acceptable to Buyer, including without limitation an affidavit and indemnity agreement reasonably acceptable to Buyer and the title insurer representing that all labor and material furnished to the Parcel within one hundred twenty (120) days prior to Closing have been paid; (iii) an affidavit of non-foreign status; (iv) such instruments and documents relating to the organization, existence and authority of Seller as the title insurer or Buyer may require to the extent usual and typical under local customary practice; and (v) a closing statement and such other documents, instruments, certificates and assurances as shall be reasonably required by the provisions of this Agreement or the title insurer. On or before the Closing Date, Buyer shall deliver into escrow a closing statement and such other documents, instruments, certificates and assurances as shall be reasonably required by the provisions of this Agreement or the title insurer.

(c)    Provide Access Rights. Additionally, Seller and Buyer agree that to the extent that the subdivision of any portion of Seller’s property and/or the conveyance of any portion of Seller’s property to Buyer as required under this Agreement would cause (i) any portion of the property that will be retained by Seller or (ii) any portion of the property that will be conveyed to Buyer, to be cut off from access to (A) a publicly dedicated and open road right of way for commercial vehicle ingress, egress and regress, (B) any railroad facilities or right of way that serve any such remaining or conveyed property and/or (C) any public utility lines or easements (collectively, the “Access Rights”) then at the closing, Buyer and/or Seller, as applicable, shall execute and deliver an easement agreement in form and substance reasonable acceptable to both parties granting to the other Access Rights on and across the property to be retained or conveyed, as applicable, in order to replace in as reasonable and practicable manner as possible any Access Rights that benefitted the property to be retained or conveyed, as applicable, that would be severed by the proposed subdivision and/or conveyance.

5.    PURCHASE PRICE. Subject to all adjustments to be made on the Closing Date in accordance with this Agreement, in the event that the Option is exercised, the purchase price that is applicable to each Parcel that is subject to the exercised Option (the “Purchase Price”) is to be calculated as follows: (i) the price per acre paid by Seller to purchase the Parcel being purchased by Buyer is to be multiplied by the number of acres in that Parcel; (ii) then add to the result of such multiplication the actual cost of all work undertaken by Seller permitted under the Sediment and Erosion Control Plan approved by the State for that Parcel; (iii) then subtract therefrom the amount of funds reimbursed to Seller under the Economic Incentive Agreements for site work on that Parcel; and (iv) then subtract therefrom the amount of money owed under the Economic Incentive Agreements or otherwise owed by the Seller to the State or its political subdivisions; and (v) provided that the Purchase Price for all three Parcels is limited to a total of $175 million. The Purchase Price shall be paid by Buyer at the closing by payment in the form of immediately available wired funds.

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6.    TITLE.

(a)    Priority of the Option. This Agreement is to be recorded in the Office of the Register of Deed of Chatham County, North Carolina, with Seller obligated to pay the recording fee. This Agreement is to be recorded with first record priority against each Parcel, prior to any liens, contractor liens or encumbrances, but subject to Permitted Exceptions, and shall remain in such priority position throughout the duration of this Agreement, except as specifically provided elsewhere in this Agreement.

(b)    Subordination to Financing. Buyer agrees to subordinate the Option to any bona fide lender or creditor of Seller for financing with respect to and used by Seller under the following conditions:

(i)    With respect to Parcel A, once Seller has secured construction financing for Parcel A, which is to be secured by only Parcel A (and not any other Parcel), and Seller has completed $50 million of construction on Parcel A that is not eligible to be reimbursed to Seller under the Economic Incentive Agreements.

(ii)    With respect to Parcel B, once Seller has secured construction financing for Parcel B, which is to be secured by only Parcel B (and not any other Parcel), and Seller has completed $50 million of construction on Parcel B that is not eligible to be reimbursed to Seller under the Economic Incentive Agreements.

(iii)    With respect to Parcel C, once (a) Seller has created 6,000 Eligible Positions and made $2 billion in investment on Parcel A, Parcel B and/or Parcel C and maintained those positions two of three succeeding years, or (b) Seller has (i) created 3,875 Eligible Positions, (ii) made $1 billion in investment on Parcel A, Parcel Band/or Parcel C, and (iii) the Company has secured construction financing for Parcel C and completed $50 million of construction on Parcel C that is not eligible to be reimbursed to Seller under the Economic Incentive Agreements.

(c)    Subordination to Easements, etc. In the normal course of business and in Seller’s reasonable business discretion, Seller shall be entitled to (i) enter into service, maintenance and management contracts and the like relating to the Parcels provided they shall be terminable upon giving notice of no more than thirty (30) days in the event a Parcel is sold under this Agreement, and (ii) enter into utility agreements, rights of way and easements for the benefit of the Parcels, in which event Buyer agrees to subordinate the Option to such utility agreements, rights of way and easements upon request from Seller. Seller shall deliver to Buyer a copy of all such contracts, agreements, rights of way and easements to be entered into by Seller in connection with any of the foregoing. Buyer agrees that it will execute any necessary consents or subordinations requested by Seller hereunder within forty-five (45) days of receipt of a request from Seller.

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(d)    Title Defects. If Buyer becomes aware of any change in the state of title to the Parcels from that as existed as of the date of this Agreement (a “title defect”, but which excludes any items allowed under Section 6(c) above), Buyer has the right to notify Seller in writing of any such title defect that is unacceptable to Buyer or that is not allowed under the terms of this Agreement. Seller shall have thirty (30) days from its receipt of Buyer’s notice to cure such title defect. Seller is not required or obligated to expend any monies to remedy any title defect except that Seller is required to cure or satisfy any judgements, deeds of trust and contractor liens. If Buyer fails to timely send the written notice herein provided, Buyer shall be deemed to have waived all of its rights under this section and shall be required to proceed with the purchase of the Parcel(s) notwithstanding any title defects. If Buyer does timely send the notice herein provided and Seller either (i) fails to notify Buyer of its intended action with respect to such title defect within ten (10) days, (ii) notifies Buyer that it will attempt to correct such title defect but subsequently fails to do so for any reason within thirty (30) days after such notice, or (iii) notifies Buyer that it will not remedy such title defect, Buyer may at its election: (a) waive the unremedied title defect and proceed to purchase the Parcel(s) with no reduction in the Purchase Price for such title defect, in which case the unremedied title defects shall be automatically deemed a Permitted Exception, or (b) terminate this Agreement, and thereafter neither party shall have any liability to the other this Agreement, excepting the indemnification provisions hereof that survive the closing or termination of this Agreement. In the event Seller does not respond to any written notice from Buyer within the prescribed timeframes, Seller shall be deemed to have elected not to take any action with respect to the matters raised in Buyer’s notice and Seller shall have no obligation with respect to any such matters.

7.    PRORATIONS AND CLOSING COSTS. Ad valorem real property taxes and operating expenses for the current year in which the closing occurs and applicable to the Parcel(s) being purchased will be prorated between the parties on a calendar year basis as of the Closing Date. Buyer will pay: (i) all escrow costs and recording fees; (ii) all of Buyer’s due diligence and legal costs in conjunction with completing the transaction; and (iii) all title insurance and survey costs. Seller will pay (i) the deed stamps or excise tax attributable to the deed and (ii) all of Seller’s legal costs in conjunction with completing the transaction. Any other income or operating expenses or other items pertaining to the Parcel(s) that are customarily prorated between a purchaser and a seller will be prorated between Buyer and Seller, with Seller entitled to and/or responsible for such amounts up to and including the Closing Date.

8.    ACCESS BY BUYER Seller agrees to provide to Buyer a copy of any title insurance commitment or policy, survey, environmental report, soils report, wetlands report, zoning report or other due diligence reports and materials that Seller may have obtained from any inspection of the Parcel(s) conducted by Seller or obtained by Seller from any other party. All information provided by Seller to Buyer under this Section 8 is provided as an accommodation only and Seller makes no representation or warranty as to the accuracy, completeness or scope of any such information. During the duration of this Agreement, Buyer and its agents and designees shall have the right, upon reasonable advance notice to Seller, to go upon the Parcels for the purpose of inspecting the same and making such tests, inquiries and examinations as Buyer shall reasonably deem necessary, all at Buyer’s expense. Buyer shall use all reasonable efforts to cause such entry, inspections, tests, inquiries and examinations to be conducted in a manner which will minimize interference with any construction activities on or the use and operation of the Parcels by Seller, and upon completion thereof Buyer shall, at its sole expense, cause any disturbance of the Parcels caused thereby to be restored to substantially the same condition as existed prior to such entry, including filling, compaction and re-sodding of all excavations. This section shall survive the closing or any other termination of this Agreement.

9.    BUYER’S INSPECTION. After Buyer exercises Buyer’s option under this Agreement, Buyer will have until the Closing Date to inspect the Parcel(s) to be acquired and perform its due diligence thereon. If prior to the Closing Date, Buyer finds or discovers a defect in the condition or status of the Parcel(s) that would have a material adverse effect upon Buyer’s intended use of the Parcel(s) or affects the value of the Parcel(s), Buyer shall send written notice prior to the Closing Date to Seller setting forth in reasonable detail all such defects and adverse facts. Seller shall have sixty (60) days from its receipt of Buyer’s notice to cure such defects and adverse facts. Seller is not required or obligated to expend any monies to correct any defects in the condition or status of the Property or any adverse facts. If Buyer fails to timely send the written notice herein provided, Buyer shall be deemed to have waived all of its rights under this section and shall be required to proceed with the purchase of the Parcel(s) notwithstanding any defect in the condition or status of thereof or any adverse fact. If Buyer does timely send the notice herein provided and Seller either (i) fails to notify Buyer of its intended action with respect to such defect within ten (10) days, (ii) notifies Buyer that it will attempt to correct such defect but subsequently fails to do so for any reason within sixty (60) days after such notice, or (iii) notifies Buyer that it will not remedy such defect, Buyer may at its election: (a) waive the unremedied defect and proceed to purchase the Parcel(s) with no reduction in the Purchase Price for such defects, or (b) terminate this Agreement as Buyer’s sole remedy, and thereafter neither party shall have any liability to the other, excepting the indemnification provisions hereof that survive the closing or termination of this Agreement. In the event Seller does not respond to any written notice from Buyer within the prescribed timeframes, Seller shall be deemed to have elected not to take any action with respect to the matters raised in Buyer’s notice and Seller shall have no obligation with respect to any such matters.

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10. CONDITIONS PRECEDENT.

(a)    Buyer Conditions. This Agreement and all obligations of Buyer hereunder (including without limitation the obligation to purchase the Parcels) are expressly conditioned on the following conditions precedent being in effect or complied with on and as of the Closing Date, and Seller covenants that it will use its reasonable efforts to cause such conditions to be in effect or complied with on such date: (a) no material adverse change in the Property shall have occurred; (b) Seller shall have executed and delivered or caused to be executed and delivered into escrow, all documents, instruments and information required to be delivered by Seller as expressly provided under Section 4(b) of this Agreement; (c) all of the representations and warranties of Seller set forth in this Agreement must be true in all material respects as of the Closing Date, as though made at that time; and (d) Seller shall have complied with all of its other obligations under this Agreement.

(b)    Seller Conditions. This Agreement and all obligations of Seller hereunder are expressly conditioned on the following conditions precedent being in effect or complied with on and as of the Closing Date, and Buyer covenants that it will use its reasonable efforts to cause such conditions to be in effect or complied with on such date: (a) Buyer shall have executed and delivered or caused to be executed and delivered into escrow all documents, instruments and information required to be delivered by Buyer; (b) all of the representations and warranties of Buyer set forth in this Agreement must be true in all material respects as of the Closing Date, as though made at that time; and (c) Buyer shall have complied with all of its other obligations under this Agreement.

11.    REPRESENTATIONS AND WARRANTIES OF THE PARTIES. Buyer and Seller represent and warrant to each other that the execution and delivery of this Agreement and all other agreements, certificates and documents contemplated hereby have been authorized and approved by the parties’ respective authorized representative in accordance with applicable law and the parties’ instruments and documents relating to their organization, existence and authority. This Agreement constitutes, and all other agreements, certificates and other documents to be executed and delivered will constitute, the legal, valid and binding obligation of the parties, enforceable against each of them in accordance with their terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will be a violation or breach by the parties of any contracts, agreements, commitments or instruments to which they are a party or by which they are bound.

12.    FIRE OR OTHER CASUALTY. If prior to the Closing Date all or a substantial portion of any improvements that may be constructed on any Parcel that is to be acquired are destroyed by fire or other casualty, Seller shall deliver a copy of its fire insurance policy to Buyer, if any is then in force and effect, and Buyer shall have the option of either (a) completing the purchase of any Parcel pursuant to the Option, in which event (i) there shall be no reduction in the Purchase Price for such casualty, (ii) Seller shall have no duty to repair or restore and damage resulting from such casualty, (iii) Seller shall pay to Buyer all insurance proceeds theretofore or thereafter received by Seller with respect to such loss, less the amount of any applicable deductible under Seller’s insurance policies, (iv) Seller shall assign to Buyer all rights of Seller in and to Seller’s applicable insurance policies and insurance proceeds, and (v) Seller shall furnish to Buyer such documents, cooperation and assistance as Buyer requires to enforce the rights of Seller as the insured under such Seller’s insurance policies; or (b) canceling this Agreement, and neither party shall have any further obligation to the other hereunder, excepting the indemnification provisions hereof that survive the closing or termination of this Agreement. Nothing contained herein shall impose any duty or obligation on Seller to secure or maintain insurance respecting the Parcels.

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13.    CONDEMNATION. If prior to the Closing Date all or a substantial portion of the Parcels shall be condemned by governmental or other lawful authority, Buyer shall have the option of either (1) completing the purchase of any Parcel pursuant to the Option, in which event (a) there shall be no reduction of the Purchase Price for such condemnation, (b) Seller shall have no duty to repair or restore the remainder of the Parcels if impacted by the condemnation, (c) Seller shall pay to Buyer all condemnation proceeds theretofore or thereafter received by Seller with respect to such condemnation, (d) Seller shall assign to Buyer all rights of Seller in and to such condemnation proceeds, and (e) Seller shall furnish to Buyer such documents, cooperation and assistance as Buyer requires to enforce the rights of Seller with respect thereto; or (2) canceling this Agreement, and neither party shall have any further obligation to the other hereunder, excepting the indemnification provisions hereof that survive the closing or termination of this Agreement.

14.    BROKERAGE. Buyer and Seller represent and warrant to each other that they have not dealt with any agent, broker or finder in connection with this transaction. This section shall survive the closing or any other termination of this Agreement.

15.    DAMAGES AND REMEDIES FOR BREACH.

(a)    Seller’s Default. Except for Seller’s failure to meet the requirements of the Company Schedule, which failure shall be governed by the default, notice and cure provisions of Section 3 of this Agreement, in the event Seller defaults on or breaches any of its obligations or representations hereunder, Buyer shall promptly notify Seller in writing of such default or breach and the circumstances giving rise thereto in reasonable detail, and Seller thereafter shall have ten (10) days to cure such default or breach. In the event Seller fails or refuses to cure such default or breach, for any reason or for no reason, Buyer’s remedy shall be to either (i) terminate this Agreement and seek to recover from Seller all damages incurred by Buyer arising from or relating to such default or breach, or (ii) seek an equitable action for specific performance of this Agreement.

(b)    Buyer’s Default. In the event Buyer defaults on or breaches any of its obligations or representations hereunder, Seller shall promptly notify Buyer in writing of such default or breach and the circumstances giving rise thereto in reasonable detail, and Buyer thereafter shall have days to cure such default or breach. In the event Buyer fails or refuses to cure such default or breach, for any reason or for no reason, Seller’s remedy shall be to terminate this Agreement and seek to recover from Buyer, as Seller’s sole and exclusive remedy, all damages incurred by Seller arising from or relating to such default or breach.

16. GENERAL.

(a)    Instruments in Writing. No agreement, consent, approval, notice, amendment, modification or understanding of or with respect to this Agreement shall be effective for any purpose unless contained in a writing signed by the party against which such agreement, amendment, modification, understanding, approval or consent is asserted.

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(b)    Restriction on Assignment; Successors and Assigns. During the duration of this Agreement, except as otherwise provided in this Agreement (specifically including, without limitation, the financing allowed in accordance with Section 6(b) of this Agreement and the easements and other matters allowed in accordance with Section 6(c) of this Agreement), Seller may not, and shall not, (i) assign, convey, transfer, lease, license, grant any right of purchase, lien, easement, right of way or restriction as to, or in any way encumber, any of Seller’s rights under this Agreement or any portion of the Property to or for the benefit of any other person or entity, or (ii) otherwise take any action that would restrict Seller’s ability to convey any portion of the Property pursuant to this Agreement free and clear or all encumbrances (except Permitted Exceptions), in each case without the prior written consent and approval of Buyer, which consent and approval shall be in the sole and exclusive discretion of Buyer. Buyer may freely assign or transfer its rights and obligations under this Agreement without the prior written consent of Seller, in which event the assignee or transferee shall assume in writing all of Buyer’s obligations hereunder and Buyer shall be released from its obligations hereunder. No transfer, assignment or encumbrance made in violation of the provisions hereof shall be valid or enforceable. In addition, as of, or any time prior to, the Closing Date, Buyer may direct that the Deed be made to any entity designated by Buyer to serve as the grantee in the Deed. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of the parties.

(c)    Notices. In order to be effective, any notice, request or demand hereunder shall be given or furnished to or served upon a party by hand, certified mail, return receipt requested, express overnight delivery by a nationally recognized carrier, or email to a party’s respective address as stated below. Notice shall be deemed given upon (i) hand delivery to a party, (ii) being deposited with the U.S. Postal Service or with an express overnight delivery service for next business day delivery, and (iii) transmission by email, and for purposes of establishing the timing for any response, such notice shall be deemed received (i) upon hand delivery to a party, (ii) five (5) days after notice is deposited with the U.S. Postal Service, (iii) the next business delivery day following timely deposit with an express overnight delivery service, and (iv) at the time of email transmission. Either party may change their address for notice purposes by giving the other party notice of such change in address in accordance with this section.

Notice addresses are as follows:

To Buyer      North Carolina Department of Commerce

Director, Commerce Finance Center

Attention: Mark N. Poole

Express mail Address:

301 North Wilmington Street, Raleigh, NC 27601-4301

Mailing address:

4318Mail Service Center, Raleigh, NC 27699-4300

Email: mpoole@commerce.nc.gov

With a copy to: North Carolina Department of Commerce

General Counsel

Attention: Mary Elizabeth Wilson

Express mail Address:

301 North Wilmington Street, Raleigh, NC 27601-4301

Mailing address:

4318Mail Service Center, Raleigh, NC 27699-4300

Email: mewilson@commerce.nc.gov

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To Seller      VinFast Manufacturing US, LLC

Attn: Mr. Brook Taylor

1686 VinFast Drive

Moncure, NC 27559

Email: brook.taylor@vinfastauto.com

With a copy to: Bradley Arant Boult Cummings LLP

  Attn: Alex B. Leath

  One Federal Place

  1819 5th Avenue North

  Birmingham, AL 35203

  Email: aleath@bradley.com

(d)    Entire Agreement. As to the matters set forth herein relating to the Option, this Agreement supersedes all prior agreements between the Buyer and the Seller and constitutes the entire agreement between them, and supersedes all prior agreements and understandings, both written and oral, between them with respect to the subject matter of this Agreement.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina. If any provision of this Agreement shall be determined to be invalid, void or unenforceable, such determination shall not affect the validity and enforceability of the remaining provisions of this Agreement.

(f)    Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement that is binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart. The parties intend that counterparts so signed and exchanged shall be fully binding.

(g)    Time. Time is of the essence with respect to all matters covered by this Agreement.

(h)    Headings and Construction. The headings contained in this Agreement are for the convenience of the parties only and shall not be given any substantive effect. This Agreement shall be deemed to have been mutually drafted by the parties after consultation with counsel. No ambiguity in this Agreement shall be resolved in favor of one party over the other. All defined terms and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context or the identity of the parties may require.

[Signatures appear on the following pages]

BK 2335 PG 0091

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

SELLER:	VinFast Manufacturing US, LLC, a North Carolina Limited liability company

	By:	/s/ Anh Thi Van Nguyen
	Name:	Anh Thi Van Nguyen
	Title:	Chief Executive Officer

State of North Carolina

Country of Wake

I, a Notary Public of the aforesaid Country and State, certify that the following person personally appeared before me this day, acknowledging to me that he or she signed the forgoing document in the capacity indicates therein: Anh Thi Van Nguyen, as Chief Executive Officer of VinFast Manufacturing US, LLC, a North Carolina limited liability company

Date: November 8, 2022	/s/ Christine B Peterson Notary Public

	Print Name:	Christine B Peterson
	My Commission Expires:	November 14, 2026

BK 2335 PG 0092

BUYER:	North Carolina Department of Commerce, a department of the State of North Carolina

	By:	/s/ D. Jordan Whichard IV
	Name:	D. Jordan Whichard IV
	Title:	Chief Deputy Secretary

State of North Carolina

Country of Wake

I, a Notary Public of the aforesaid country and State, certify that the, following person personally appeared before me this day, acknowledging to me that he or she signed the foregoing document in the capacity indicated therein: D. Jordan Whichard IV, as Chief Deputy Secretary of the North Carolina Department of Commerce, a department of the state of North Carolina.

Date: October 27, 2022	/s/ Martha J Slate Notary Public

	Print Name:	Martha J slate
	My Commission Expires:	7-31-2025

BK 2335 PG 0093

EXHIBIT A

[Legal Descriptions of Parcel A, Parcel Bl, Parcel B2 and Parcel C]

BK 2335 PG 0112

EXHIBIT B

[Map of Parcel A, Parcel Bl, Parcel B2, and Parcel C]

BK 2335 PG 0114

EXHIBIT C

Company Schedule

1.	Commencement of work permitted by the Grading Permit on Parcel A by May 30, 2023.

2.	Completion of all grading and clearing activities permitted by the Grading Permit on Parcel A by October 31, 2023.

3.	Commencement of vertical construction of buildings and structures on Parcel A by January 1, 2024.

4.	Commencement of operations by Seller on Parcel A by July 1, 2026.